CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent  to the  incorporation  by  reference  of our  Report of  Independent
Registered Public Accounting Firm dated April 3, 2006, covering the financial statements of Mobot, Inc. as of December 31, 2005 and for the years ended December 31, 2005 and 2004 included in Amendment No. 1 to the information statement on Form 8-K filed with the Securities and Exchange Commission ("Commission") on May 3, 2006, into this registration statement on Form S-3 of Neomedia Technologies, Inc. to be filed with the Commission on or about June 20, 2006.

We also consent to the reference to our firm under the caption "Experts" in matters of accounting and auditing in this registration statement.

/s/ Stonefield Josephson, Inc.
CERTIFIED PUBLIC ACCOUNTANTS

Los Angeles, California
June 19, 2006